Exhibit 99.2

FOR IMMEDIATE RELEASE      Contacts:   Bill Chardavoyne
                                       Chief Financial Officer
                                       (310) 255 2229
                                       bchardavoyne@activision.com

                                       Kristin Mulvihill Southey
                                       Vice President, Investor Relations
                                       (310) 255 2635
                                       ksouthey@activision.com

                                       Maryanne Lataif
                                       Vice President, Corporate Communications
                                       (310) 255 2704
                                       mlataif@activision.com


                 ACTIVISION ANNOUNCES THREE-FOR-TWO STOCK SPLIT

Santa Monica, CA - May 5, 2003 - Activision, Inc. (Nasdaq: ATVI) today announced that its Board of Directors has approved a three-for-two split of its outstanding common shares.

The split is payable on June 6, 2003, to shareholders of record as of May 16, 2003. The stock split will be accomplished through a 50% stock dividend, providing shareholders with one additional share of common stock for every two shares they hold. In lieu of issuing fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $786 million for the fiscal year ended March 31, 2002.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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